Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement of First Community Bank Corporation of America (the “Company”) on Form S-8 of our report dated February 24, 2006, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ Hacker, Johnson & Smith PA

HACKER JOHNSON & SMITH PA

Tampa, Florida

May 31, 2006